[Exhibit 99.1 -- Planned Sales Agreement]

                               STOCK SELLING PLAN
Premier Development & Investment, Inc. Common Stock, Class A, $0.00002 par value

                       Perpetual Commencing April 15, 2005


     THIS STOCK SELLING PLAN ("Plan") is executed by Andrew L. Jones, an executive officer, director and stockholder of Premier Development & Investment, Inc. ("Premier").

                                   WITNESSETH:

WHEREAS, Jones has decided to enter into this Stock Selling Plan ("Plan") of disposition to sell up to five-hundred thousand (500,000) shares of Premier
Common Stock, Class A, $0.00002 par value ("Common Stock") which shares are comprised of shares presently owned by Jones;

WHEREAS, Jones has engaged Charles Schwab & Co., Inc. ("Broker") to effect sales of the Common Stock in accordance with this Plan;

WHEREAS, Jones acknowledges that he is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent Broker from conducting sales in accordance with this Plan and is entering into this Plan in good faith.

     NOW, THEREFORE, Jones agrees to enter into this Plan in accordance with the following terms and conditions:

1.  Sales  Plan.
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     (a)  Jones agrees and agrees to instruct the Broker to sell the Plan Common
Stock  as  provided  below:

(i) For a perpetual period commencing on April 1, 2005, or as soon thereafter as the Broker can commence the execution of this Plan, Jones shall instruct Broker to sell one-thousand (1,000) shares every first Wednesday and third Wednesday of every month. Should the markets be closed due to holiday or other event interrupting market trading, the sale shall occur on the next day the markets trade; provided

(ii) No sales shall occur at a price below one-dollar (US$1.00). In the event the market price for Premier's Common Stock is not at or above one-dollar (US$1.00) on a planned sales date, Jones shall execute the sale on the next earliest date Premier's Common Stock's market price is at or above one-dollar (US$1.00).

     (b) All sales of the Plan's Common Stock shall be placed through or effected by Broker. The timing (within each sales period specified above) and execution of all sales shall be made at the sole discretion of Broker to maximize the value to Jones, provided that in all cases the specified number of the Plan's Common Stock must be sold during each sales period specified above in section 1(a). Jones shall provide no other instruction or guidance to Broker with respect to any sales. Broker shall be provided with a copy of this Plan.


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Jones  shall  obtain  from Broker an acknowledgement of the receipt of this Plan and an agreement that Broker will cease sales under this Plan at such time as Broker may become in possession of material non-public information regarding Premier (as that phrase is used in 17 C.F.R.(S)240.10b-5). The number of the Plan's Common Stock shares sold under this Plan shall be appropriately adjusted from time to time to reflect any stock split, stock dividend, reorganization, reclassification, consolidation or similar event with respect to Premier's Common Stock.

     (c) Notwithstanding the sales provisions of this Plan, Jones shall cease all sales under this Plan and shall instruct the Broker to cease all sales, promptly upon notice from the Secretary of Premier that the independent directors of the Premier's Board of Directors have determined that sales under this Plan must be suspended for the period determined by those directors. In this regard, Jones acknowledges that it may be necessary or appropriate for Premier to instruct Jones to suspend sales under this Plan in connection with certain events, including without limitation public or private offerings of securities, mergers or acquisitions, tender offers or similar events.

     (d) The Broker will conduct all sales in accordance with the requirements of Rule 144 under the Securities Act of 1933, including, but not limited to, the completion and filing by Broker of appropriate Form 144s. The Broker shall be instructed by Jones to provide Premier with any information requested by Premier in connection with Premier's efforts to determine compliance with the terms of this Plan by Jones and the Broker. Jones shall be responsible for all filings required under Section 16 of the Securities and Exchange Act of 1934 (i.e., Form 4 filings). It is the intent of Jones that this Plan comply with the requirements of Rule 10b5-1(c) under the Exchange Act and that this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

2.  Term.  This  Plan  shall  become effective on the date executed by Jones and
    ----
shall terminate on the earliest to occur of: (i) all the Plan's Common Stock which total five-hundred thousand (500,000) shares of Common Stock have been sold in accordance with the terms of this Plan, (ii) the death of Jones, or
(iii) termination of the Plan by Jones at any time upon written notice delivered to Broker with a copy to the Secretary of Premier.

3.  Covenants.  Jones  acknowledges  and  agrees  that  he  will  not  exert any
    ---------
influence over how, when or whether to effect sales of the Plan's Common Stock subsequent to the effective date of this Plan and during the time period the Plan remains in effect.

4.  Filing of Plan.  Jones agrees to file a copy of this Plan with the Secretary
    --------------
of Premier. Jones further acknowledges and agrees that a copy of this Plan may be filed by Premier with the Securities and Exchange Commission ("SEC") and disclosed in reports filed by Premier with the SEC.

     IN WITNESS WHEREOF, this Plan is executed and effective as of the date set forth below the Executive's signature below.

Dated: April 15, 2005


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                                         Executive:




                                        /s/ Andrew L. Jones
                                        -------------------
                                        Andrew L. Jones
                                        Premier Development & Investment, Inc.
                                        Chairman, Treasurer and Secretary


Receipt of this Stock Selling Plan is
acknowledged as of April 15, 2005.

Premier Development & Investment, Inc.



By:
     /s/ Eric R. Boyer
     -----------------
     Eric R. Boyer
     President and Chief Executive Officer




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